Ex-99 Press Release


TerenceNet, Inc. Announces 94.3% Revenue Increase for First Quarter 2003

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               Summary of Financial Results
              First Quarter Ended 03/31/2003
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                        1st Quarter            1st Quarter
                      Ended 03/31/2003      Ended 03/31/2002
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Revenue                  $89,058                 $45,846
Net Income               $(7,816)               $(33,002)
Average Shares         7,926,250               5,537,333
EPS                      $(0.001)                $(0.006)
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Ft. Pierce, FL/May 6, 2003 - TerenceNet, Inc. (OTC BB: TCET) a  Ft. Pierce,
FL based e-business consulting firm with offices in Columbia, MD, Las Vegas, NV, and Naples, FL, has announced financial results for the first quarter ended March 31, 2003.

For the quarter ended March 31, 2003, TerenceNet, Inc. reported $89,058 in revenue versus $45,846 in the same period during 2002; a 94.3% increase.

Net loss for the first quarter ended March 31, 2003 was $7,816, or $0.001 per share, versus a net loss of $33,002, or $0.006 per share, for the same period in 2002. This represents a narrowing of 76.3%.

Additionally, according to the unaudited financial statements, TerenceNet, Inc. shows a comprehensive profit of $4,750, or $0.001 per share, when unrealized gains on available for sale securities are applied to the income statement.

Terence Channon, Chief Executive Officer, said, "We are very pleased with the tremendous growth and progress we have made during the first quarter of 2003. We believe that we have made key investments and strides in implementing our business model and adding new lines of revenue to achieve these results. We anticipate continuing to build upon our growth as these investments in our company begin to come to fruition."

TerenceNet, Inc., is an e-business consulting firm providing strategic consulting and business advisory services, web site design and development, web site hosting, domain name and Internet identity management, and Internet marketing services.

For additional information, contact Terence Channon, CEO, TerenceNet, Inc., 6 Avenue A, Ft. Pierce, FL 34950 U.S.A. Phone 772-429-1401, email info@terencenet.com. Information is also available online at www.terencenet.com.



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